 Exhibit 99.1

DraftKings and Kambi Reach Agreement to Mutually Support and Cooperate on DraftKings Planned Migration to its Proprietary Platform Services
DraftKings to Take Additional Steps to Safeguard Kambi’s Intellectual Property During Transition

BOSTON, July 23, 2020— DraftKings Inc. (Nasdaq: DKNG) and Kambi Group plc (Nasdaq Stockholm: KAMBI) today announced that they have reached an agreement to mutually support and cooperate on DraftKings’ planned migration from Kambi’s back-end platform services to the SBTech sports betting and iGaming platform.

The parties agreed to a termination date of September 30, 2021; however, DraftKings is permitted to leverage its proprietary technology prior to then.

“Kambi has been a collaborative partner and was instrumental in DraftKings being first to market in New Jersey with our sportsbook,” said Paul Liberman, DraftKings President of Global Technology and Product. “We appreciate the efforts they have made, and will continue to make, in helping to ensure a smooth migration for us as we move on to our own platform.”

DraftKings and Kambi have also agreed that DraftKings will take additional steps during the transition period to safeguard Kambi intellectual property, ensuring a secure and efficient transition for both parties.

About DraftKings

DraftKings Inc. (Nasdaq: DKNG) is a digital sports entertainment and gaming company created to fuel the competitive spirits of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for 50+ operators across more than 15 regulated U.S. and global markets, including Arkansas and Oregon in the U.S. DraftKings’ Sportsbook offers mobile and retail betting for major U.S. and international sports and operates in the United States pursuant to regulations in Colorado, Indiana, Iowa, Mississippi, New Hampshire, New Jersey, New York, Pennsylvania and West Virginia. DraftKings’ daily fantasy sports product is available in 8 countries internationally with 15 distinct sports categories. DraftKings is the official daily fantasy partner of the NFL as well as an authorized gaming operator of the MLB and NBA.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see DraftKings’ Securities and Exchange Commission filings. DraftKings does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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